As filed with the Securities and Exchange Commission September 6, 2007
Registration No. 333-123633

SECURITIES AND EXCHANGE COMMISSION

FORM S-8
POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SpaceDev, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation or organization)	84-1374613 (IRS Employer Identification No.)
13855 Stowe Drive, Poway, California (Address of Principal Executive Offices)	92064 (Zip Code)

Plan Names:
2004 Equity Incentive Plan

Richard B. Slansky President SpaceDev, Inc. 13855 Stowe Drive Poway, CA 92064 (858) 375-2030	With copies to: Hayden J. Trubitt, Attorney. Heller Ehrman LLP 4350 La Jolla Village Drive, 7th Floor San Diego, CA 92122 (858) 450-5754
(Name, Address and Telephone Number, including area code of Agent for Service)

Calculation of Registration Fee(1)
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Stock Options and Common Stock (par value $.0001)	5,000,000 Shares	$0.98	$4,900,000	$524.30

(1) No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statement on Form S-8 (Registration No. 333-123633). Therefore, no further registration fee is required.

Explanatory Note

This Post-Effective Amendment is being filed pursuant to Rule 414(d) of the Securities Act of 1933, as amended (the "Securities Act"), and constitutes Amendment No. 1 to the registration statement on Form S-8 filed on December 22, 2006, Registration No. 333-123633 (the "Registration Statement"), by SpaceDev, Inc ("SpaceDev Colorado"), a Colorado corporation and the predecessor of the registrant, relating to the 2004 Equity Incentive Plan of SpaceDev Inc. or  of SpaceDev Colorado (the “Plan”).

On August 20, 2007, SpaceDev Colorado reincorporated in the State of Delaware.  The reincorporation was accomplished by the merger of SpaceDev Colorado with and into SpaceDev, Inc., a Delaware corporation (“SpaceDev Delaware”) which was a wholly owned subsidiary of SpaceDev Colorado (“Reincorporation.”)  SpaceDev Delaware is the surviving corporation and SpaceDev Colorado no longer exists.

The Reincorporation was governed by an Agreement and Plan of Merger, dated August 20, 2007, between SpaceDev Colorado and SpaceDev Delaware.  As a result of the Reincorporation, the Certificate of Incorporation and Bylaws of SpaceDev Delaware govern the surviving corporation.

SpaceDev Delaware has the same authority that SpaceDev Colorado had to issue 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.  As provided by the Agreement and Plan of Merger, each outstanding share of SpaceDev Colorado’s Common Stock was converted in the Reincorporation merger into one share of Common Stock of SpaceDev Delaware.

The Reincorporation did not result in any change in the business or principal facilities of SpaceDev.  Upon completion of the merger, the address of SpaceDev Delaware’s principal executive offices is the same as SpaceDev Colorado’s principal executive offices, 13855 Stowe Drive, Poway, California.  SpaceDev Colorado’s management and board of directors have continued as the management and board of directors of SpaceDev Delaware.

SpaceDev Delaware’s common stock has continued to be listed on the NASD OTC Bulletin Board, under the ticker symbol “SPDV.OB.”

PART II

Item 3.  Incorporation of Documents by Reference

The following documents previously filed with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(A)	SpaceDev Colorado’s annual report on Form 10-KSB (Accession No. 0001031833-07-000007) for the fiscal year ended December 31, 2006.

(B)
All other reports filed by SpaceDev Colorado or SpaceDev Delaware pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered  by the annual report referred to in (a) above.

(C)
The description of common stock contained in SpaceDev Colorado’s Registration Statement on Form 10-SB (File No. 000-28947), pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description (including, without limitation, SpaceDev Delaware’s Form 8-K filed on August 24, 2007 and SpaceDev Colorado’s amended proxy statement filed on June 27, 2007).  In connection with the completion of the Reincorporation and by operation of Rule 12g-3 under the Securities Exchange Act of 1934, SpaceDev Delaware’s common stock is deemed registered under Section 12(g) of the Exchange Act and SpaceDev Delaware has succeeded to SpaceDev Colorado’s attributes as the Exchange Act registrant.

All reports and documents subsequently filed by SpaceDev Delaware pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

The Company’s (i.e. SpaceDev Delaware’s) certificate of Incorporation contains a provision which, in accordance with and subject to Delaware law, eliminates or limits the personal liability of directors of the Company for monetary damages for certain breaches of their duty of care or other fiduciary duties. It also contains a provision requiring The Company to provide indemnification of (and advancement of expenses to) it’s directors and officers, subject only to limits created by applicable Delaware law (statutory or non-statutory) with respect to actions for breach of duty to a corporation, it’s stockholders, and others.  The Company believes these provisions are  essential to maintain and improve its ability to attract and retain competent directors and officers. These provisions do not reduce the exposure of directors and officers to liability under federal and state securities laws, nor do they limit the shareholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or officer’s duty to the Company or its shareholders, although such equitable remedies may not be an effective in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is informed that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy and therefore unenforceable.

Item 7.  Exemption from Registration Claim

Not applicable.

Item 8.  Exhibits

No.	Exhibit

5.1           Opinion of Heller Ehrman LLP
23.1	Consent of PKF, Certified Public Accountants, A Professional Corporation
23.2         Opinion of Heller Ehrman LLP.  Reference is made to Exhibit 5.1

Item 9.  Undertakings

1.   The undersigned registrant hereby undertakes:

(A) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(I)   To include any prospectus required by section 10(a)(3) of the Securities Act;

(II)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(III) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(I) and (a)(II) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Poway, State of California, on September 6, 2007.

SpaceDev, Inc.

By: /s/ Mark N. Sirangelo
Mark N. Sirangelo
Chairman of the Board of Directors and Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark N. Sirangelo	Chairman of the Board of	September 6, 2007
Mark N. Sirangelo	Directors, Chief Executive
Officer and Director
(principal executive officer)

/s/ Richard B. Slansky	President, Chief Financial Officer,	September 6, 2007
Richard B. Slansky	Director, and Corporate Secretary
(principal financial and accounting
officer)

/s/ James W. Benson	Director	September 6, 2007
James W. Benson

/s/ Curt Dean Blake	Director	September 6, 2007
Curt Dean Blake

/s/ Howell M. Estes, III	Director	September 6, 2007
Gen. Howell M. Estes, III

/s/ Wesley T. Huntress	Director	September 6, 2007
Wesley T. Huntress

/s/ Scott McClendon	Director	September 6, 2007
Scott McClendon

/s/ Scott Tibbitts	Director	September 6, 2007
Scott Tibbitts

/s/ Robert S. Walker	Director	September 6, 2007
Robert S. Walker

EXHIBIT INDEX

Exh.	Description

5.1           Opinion of Heller Ehrman LLP
23.1	Consent of PKF, Certified Public Accountants, A Professional Corporation
23.2         Opinion of Heller Ehrman LLP.  Reference is made to Exhibit 5.1